As filed with the Securities and Exchange Commission on June 23, 2017

Registration No. _________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0467835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5320 Legacy Drive, Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

DENBURY RESOURCES INC. AMENDED AND RESTATED 2004 OMNIBUS STOCK AND INCENTIVE PLAN
(Full title of the plan)

Mark C. Allen
Sr. Vice President and Chief Financial Officer
Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
(972) 673-2000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)(4)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee
Common Stock $.001 Par Value	13,900,000	$1.37	$19,043,000	$2,207.08

(1)
The securities to be registered are 13,9000,000 additional shares that may be offered or issued under the Registrant’s Amended and Restated 2004 Omnibus Stock and Incentive Plan (the “2004 Plan”), which additional shares consist of (a) 3,900,000 additional shares that became reserved and available for issuance upon stockholder approval of the amendment and restatement of the 2004 Plan at the Company’s 2017 Annual Meeting of Stockholders and (b) 10,000,000 shares that may become available for reissuance in connection with awards under the 2004 Plan in accordance with the share recycling provisions and the other terms and conditions of the 2004 Plan.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the 2004 Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee.

(4)
Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act. Accordingly, the price per share of Common Stock offered hereunder pursuant to the 2004 Plan is the price per share of $1.37, which is the average of the highest and lowest selling price per share of Common Stock by the New York Stock Exchange on June 21, 2017.

Denbury Resources Inc.

Denbury Resources Inc.

EXPLANATORY NOTE

By this Registration Statement, Denbury Resources Inc. (the “Registrant” or the “Company” or “we” or “our” or “us”) is registering an additional 13,9000,000 shares of its Common Stock that may be offered or issued under the 2004 Plan, which additional shares consist of (a) 3,900,000 additional shares that became reserved and available for issuance upon stockholder approval of the amendment and restatement of the 2004 Plan at the Company’s 2017 Annual Meeting of Stockholders and (b) 10,000,000 shares that may become available for reissuance in connection with awards under the 2004 Plan in accordance with the share recycling provisions and the other terms and conditions of the 2004 Plan. The contents of the following prior registration statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8: Registration Nos. 333-116249, 333-143848, 333-160178, 333-167480, 333-189438, 333-206320 and 333-212402.

Denbury Resources Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information specified in Item 1 and Item 2 of this Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be sent or given to the participant(s) in accordance with Rule 428 under the Securities Act and the Explanatory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Any reports filed by us with the Securities and Exchange Commission (the “SEC”) after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this Registration Statement. We incorporate by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 1, 2017;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 5, 2017; and

3.	Our Current Reports on Form 8-K filed on March 27, 2017; May 4, 2017; and May 26, 2017.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon by James S. Matthews, Senior Vice President, General Counsel and Secretary of the Company. As of the date of this Registration Statement, Mr. Matthews beneficially owns (i) 247,554 shares of Common Stock of the Company (including 125,615 restricted shares subject to forfeiture provisions) and (ii) 13,739 stock appreciation rights at an exercise price of $16.77, which expire in 2020.

Denbury Resources Inc.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are included as a part of this Registration Statement.

Exhibit No.	Document Description
4.1
Denbury Resources Inc. Amended and Restated 2004 Omnibus Stock and Incentive Plan, as amended and restated effective as of May 24, 2017 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on May 26, 2017, File No. 001-12935).

4.2
Second Restated Certificate of Incorporation of Denbury Resources Inc. filed with the Delaware Secretary of State on October 30, 2014 (incorporated by reference to Exhibit 3(a) of Form 10-Q filed by the Company on November 7, 2014, File No. 001-12935).

4.3
Second Amended and Restated Bylaws of Denbury Resources Inc. as of November 4, 2014 (incorporated by reference to Exhibit 3(b) of Form 10-Q filed by the Company on November 7, 2014, File No. 001-12935).

5.1*	Opinion of James S. Matthews, Senior Vice President, General Counsel and Secretary of Denbury Resources Inc.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of DeGolyer and MacNaughton.
23.3*	Consent of James S. Matthews (included in Opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page).

*    Included herewith.

Denbury Resources Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas, on June 23, 2017.

Denbury Resources Inc.

/s/ Mark C. Allen
Mark C. Allen Sr. Vice President and Chief Financial Officer

/s/ Alan Rhoades
Alan Rhoades Vice President and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Christian S. Kendall, Mark C. Allen and Alan Rhoades, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

June 23, 2017	/s/ Phil Rykhoek
Phil Rykhoek Director and Chief Executive Officer (Principal Executive Officer)

June 23, 2017	/s/ Mark C. Allen
Mark C. Allen Sr. Vice President and Chief Financial Officer (Principal Financial Officer)

June 23, 2017	/s/ Alan Rhoades
Alan Rhoades Vice President and Chief Accounting Officer (Principal Accounting Officer)

June 23, 2017	/s/ John P. Dielwart
John P. Dielwart Chairman of the Board

Denbury Resources Inc.

June 23, 2017	/s/ Michael B. Decker
Michael B. Decker Director

June 23, 2017	/s/ Gregory L. McMichael
Gregory L. McMichael Director

June 23, 2017	/s/ Kevin O. Meyers
Kevin O. Meyers Director

June 23, 2017	/s/ Lynn A. Peterson
Lynn A. Peterson Director

June 23, 2017	/s/ Randy Stein
Randy Stein Director

June 23, 2017	/s/ Laura A. Sugg
Laura A. Sugg Director

Denbury Resources Inc.

INDEX TO EXHIBITS

Exhibit No.	Document Description
5.1	Opinion of James S. Matthews, Senior Vice President, General Counsel and Secretary of Denbury Resources Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of DeGolyer and MacNaughton.